Exhibit 10.1
SEPARATION AGREEMENT AND GENERAL RELEASE
This Separation Agreement and General Release, dated the 20th of June, 2016 (the “Agreement”), is entered into by and between MICHAEL GLIMCHER (“Glimcher”) and WP Glimcher Inc. (“WPG” or the “Company”). Together, Glimcher and WPG are sometimes referred to herein collectively as the “Parties.”

WHEREAS, Glimcher is an executive officer and director of WPG;

WHEREAS, Glimcher is a party to an Employment Agreement, dated as of September 16, 2014 (as amended by the First Amendment to Employment Agreement, effective as of January 1, 2016 and as further amended by the Second Amendment to Employment Agreement, effective as of March 18, 2016) by and between WPG and Glimcher (the “Employment Agreement”):

WHEREAS, Glimcher is a party to a Severance Benefits Agreement, dated as of June 11, 1997 by and among WPG, Glimcher Properties Limited Partnership and Glimcher (as amended by the Amendment to Severance Benefits Agreement dated as of April 1, 2011 and as further amended by the Second Amendment to Severance Benefits Agreement entered into as of September 16, 2014 by and between WPG and Glimcher, the “Severance Benefits Agreement”):

WHEREAS, Glimcher has agreed to resign his employment with WPG, effective as of 7:00 a.m. Eastern time on June 20, 2016 (the “Separation Date”) and to resign as a member of the Board of Directors of WPG, effective on the Separation Date:

WHEREAS, Glimcher represents that he has no dispute with WPG or its Board of Directors or management relating to WPG’s operations, policies or practices, except that Glimcher and the majority of the members of the Board of Directors have differing views as to the strategic direction of the Company: and

WHEREAS, the Parties desire to fully and finally set forth the terms and conditions of Glimcher’s separation of employment and directorship with WPG:

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, it is agreed as follows:

1.	Resignation.
Glimcher agrees to resign his employment with WPG, effective on the Separation Date and agrees to resign as a member of the Board of Directors of WPG, effective on the Separation Date.

2.	Payments, Accelerated Vesting of Equity Awards, and Assignments.

(A)	[Withdrawn]

(B)
Pursuant to the terms of the Employment Agreement, WPG shall pay Glimcher his Annual Base Salary (as defined in the Employment Agreement) through the Separation Date, all accrued but unused vacation and all business expenses not previously reimbursed.

(C)
Pursuant to the terms of his Severance Benefits Agreement, WPG agrees to pay Glimcher in the total amount of $7,576,500.00 (the “Severance Payment”), representing three (3) times the sum of (i) Glimcher’s base salary immediately prior to January 15, 2015 plus (ii) the target annual cash bonus opportunity available to Glimcher under the annual cash bonus plan(s) in effect during 2015. The Severance Payment shall be paid to Glimcher in a lump sum, less any applicable federal, state and/or local tax withholdings on the eighth (8th) day after Glimcher executes this Agreement as long as he does not revoke this Agreement pursuant to Paragraph 21 below.

(D)
WPG agrees to accelerate within 14 calendar days after the expiration of the revocation period set forth in Paragraph 21 below, (i) vesting of 596,307 Restricted Shares held by Glimcher pursuant to awards made to him on May 11, 2012, September 20, 2012, May 9, 2013, May 7, 2014 and August 25, 2004, (ii) vesting of (a) the 79,849 LTIP units of Washington Prime Group, L.P. (“WPGLP”) awarded to Glimcher as of February 24, 2015 as the Inducement LTIP Award described in Section 2(b)(v) of the Employment Agreement, and (b) the 94,527 LTIP units of WPGLP awarded as of February 25, 2016 in respect of the 2015 Annual LTIP Award described in former Section 2(b)(iv) of the Employment Agreement (it being understood that none of such LTIP units of WPGLP, whether in respect of the Inducement LTIP Award or the 2015 Annual LTIP Award, will become convertible into WPGLP partnership units except in accordance with the terms and conditions set forth in the Amended and Restated Partnership Agreement of WPGLP and the Certificate of Designation of Series 2015A LTIP Units of WPGLP, or the Certificate of Designation of Series 2015B LTIP Units of WPGLP, as applicable).

(E)
WPG shall provide to Glimcher notice of his rights to continue coverage under the Company’s group medical, dental and vision group insurance benefit programs in which he was participating immediately prior to his resignation from employment. If Glimcher timely and effectively elects COBRA continuation coverage under one or more of such programs, WPG shall directly pay the applicable COBRA premium payments for such coverage for up to eighteen (18) months following the termination of Glimcher’s employment, provided that if either Glimcher’s eligibility for coverage under any such program ceases pursuant to the terms of the program or applicable law prior to the expiration of the eighteenth (18th) month following the termination of Glimcher’s employment with WPG or Glimcher becomes employed by any third party during such 18-month period, then WPG shall no longer pay or reimburse Glimcher for any COBRA premium payments or other payments in respect of health, dental or vision coverage with respect to Glimcher.

(F)
If in the opinion of tax counsel selected by Glimcher and reasonably acceptable to the Company, Glimcher has or will receive any compensation or recognize any income (whether or not pursuant to this Agreement, the Severance Benefits Agreement, or any plan or other arrangement of the Company) which constitutes an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) (or for which a tax is otherwise payable under Section 4999 of the Code), then the Company shall pay Glimcher an additional amount (the “Additional Amount”) equal to the sum of (i) all taxes payable by Glimcher under Section 4999 of the Code with respect to all such excess parachute payments (or otherwise), including without limitation the Additional Amount, plus (ii) all federal, state and local income taxes payable by Glimcher with respect to the Additional Amount. The amounts payable pursuant to this paragraph 2(F) shall be paid to Glimcher as soon as reasonably practicable after the payment of the Severance Payment provided that such date will be no later than December 31st of the year after the year in which Glimcher remits such taxes in respect of such payment.

(G)
The Company hereby assigns to Glimcher all agreements, licenses, rights and/or leases relating to the Company’s luxury suite at Ohio Stadium and the Company’s tickets to athletic events at The Ohio State University. Glimcher hereby accepts the foregoing assignment and assumes, on a going forward basis, all financial obligations related to such agreements, licenses, rights, leases, luxury suite and tickets. WPG acknowledges that it intends to terminate all such agreements, licenses, rights and/or leases which have no value upon termination. As such, no Form 1099 will be issued, but should any tax liability arise for Glimcher as a result of the above assignments, Glimcher should be solely responsible for it.

(H)
The Company, hereby agrees to assign and Glimcher hereby agrees to accept, subject, in each case, to WPG obtaining WPG shareholder approval of a corporate name change and effective 90 days after such shareholder approval is obtained, all right, title and interest in the glimcher.com internet domain name.

(I)
The Company hereby agrees to assign and Glimcher hereby agrees to accept, subject, in each case, to WPG obtaining WPG shareholder approval of a corporate name change and effective 90 days after such shareholder approval is obtained, to assign, and Glimcher hereby agrees to accept, all right, title and interest in the “Glimcher” logo. The Company further irrevocably consents to Glimcher’s use of the “Glimcher” name in any future trade name or business endeavor. Glimcher consents to the Company’s use of the “Glimcher” name and the “Glimcher logo with respect to the Company’s subsidiaries and properties for a period of 12 months from the Separation Date and may not take any action thereafter against the Company or any of its subsidiaries or properties unless after such 12 month period, Glimcher provides the Company written notice of an alleged violation and the company does not cure such violation within 60 days of receipt of such notice.

(J)
The Company hereby assigns, and Glimcher hereby accepts, the following items currently located at the Company, other than items relating to corporate records: all historic materials and items relating to the Glimcher Realty Trust (including predecessor companies) or Glimcher’s family, including without limitation the portrait of Glimcher’s father, and framed news articles, and original and anniversary stock exchange listing certificates.

3.	Release of Claims by Glimcher Parties.

(A)
Glimcher and each of Glimcher’s respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Glimcher Parties”) hereby irrevocably and unconditionally release and forever discharge the Company and its subsidiaries and affiliates (including without limitation Washington Prime Group Inc., WPGLP and Glimcher Properties Limited Partnership) and each of their respective officers, employees, directors, shareholders and agents (all in their capacities as such) (collectively, the “Company Parties”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Glimcher Parties may have, or in the future may possess, arising out (i) of Glimcher’s employment relationship with and service as an employee, officer or director of the Company, and the termination of such relationship or service and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that notwithstanding anything else herein to the contrary, the terms of this subparagraph 3(A)(i) shall not affect: the obligations of the Company and the Company Parties pursuant to this Agreement; any indemnification or similar rights Glimcher has as a current or former officer or director of any of the Company Parties, including, without limitation, any and all rights thereto referenced in the Employment Agreement, the bylaws of any of the Company Parties, other governance documents, or any rights with respect to directors’ and officers’ insurance policies; Glimcher’s right to reimbursement of business expenses; any Claims the Glimcher Parties may have against the Company Parties in the event that the Company or any member of the Company Parties brings any Claims against Glimcher or any member of the Glimcher Parties; any claims of Glimcher Parties solely in their capacity of stockholders of the Company; and any rights to contribution in respect of a Glimcher Parties held jointly liable with Company.

(B)
The Glimcher Parties hereby unconditionally release and forever discharge the Company Parties from any and all Claims that the Glimcher Parties may have as of the date Glimcher signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”).  By signing this Agreement, Glimcher hereby acknowledges and confirms the following: (i) Glimcher was advised by the Company in connection with his termination to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to Glimcher the terms of this Agreement, including, without limitation, the terms relating to Glimcher’s release of claims arising under ADEA, and Glimcher has in fact consulted with an attorney; (ii) Glimcher was given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto; and (iii) Glimcher knowingly and voluntarily accepts the terms of this Agreement.  Glimcher also understands that he has seven (7) days following the date on which he signs this Agreement within which to revoke the release contained in this paragraph, by providing the Company a written notice of his revocation of the release and waiver contained in this paragraph.

(C)	Glimcher represents and warrants that he has not assigned any of the Claims being released under this Agreement.

(D)	The releases set forth in this paragraph 3 exclude any waiver of Claims to the extent such Claims cannot be waived as a matter of law.

4.	Representations & Covenant Not to Sue.

(A)
Glimcher represents that he has no dispute with WPG or its Board of Directors or management relating to the Company’s operations, policies or practices, except that Glimcher and the majority of the Board of Directors have differing views as to the strategic direction of the Company.

(B)
Glimcher hereby represents and warrants to WPG that he has not filed, or caused or permitted to be filed, and does not intend to file, any proceeding against any WPG Released Party, nor has any of the Glimcher Parties done or agreed to any of the following: (i) assigned, transferred, sold, encumbered, pledged, hypothecated, mortgaged, distributed, or otherwise disposed of, or conveyed to any third-party, any right or claim against any of the Company Parties, including, without limitation, any right or claim that has been or will be released in this Agreement; or (ii) directly or indirectly assisted any third-party in filing, instituting or pursuing any claim against any of the Company Parties. Glimcher further represents and warrants that he has not caused, encouraged, solicited or voluntarily assisted or participated, and will not cause, encourage, solicit or voluntarily assist or participate, in any way in the filing, reporting or prosecution of any claims against any of the Company

Parties by any third-party and/or any of the Glimcher Parties. Nothing in this Agreement is intended to interfere with Glimcher’s right to file any administrative proceedings or to participate in any such proceedings, provided, however, that Glimcher expressly releases and waives any and all rights to recovery of any type, including back pay, front pay, compensatory damages, liquidated or punitive damages, attorney’s fees, reinstatement, or any other benefit, in any administrative or court action, whether state or federal, and whether brought by Glimcher or on Glimcher’s behalf, related in any way to the matters released herein.

(B)
In making the foregoing representations, Glimcher shall not be deemed to have breached any portion of this Agreement by exercising any of the Glimcher Parties’ rights, if any, under Section 601-608 of the Employee Retirement Income Security Act of 1974, as amended, popularly known as COBRA.

5.	Confidentiality.

(A)
The Parties agree that confidentiality is a material term of this Agreement and further agree that Glimcher, the Glimcher Parties, the Company and the Company Parties shall keep the subject matter giving rise to this Agreement and the terms and conditions of this Agreement strictly confidential and shall not disclose the subject matter and/or material terms of this Agreement to any Person except: (i) Glimcher’s immediate family and legal and accounting advisors of the Company or Glimcher, and then only after securing the agreement of any such individuals to maintain the confidentiality of this Agreement; (ii) as necessary to enforce the terms of this Agreement; and (iii) as required in tax filings or in response to a subpoena or other legal process, after reasonable notice has been provided to the non-subpoenaed party sufficient to enable the non-subpoenaed party to seek an appropriate protective order or other appropriate remedy. In the event that either party is served with a subpoena, order, process or other request, the compliance with which would require the disclosure of the subject matter giving rise to this Agreement or the existence, terms and/or substance of this Agreement, such party shall, within (3) business days of receiving such subpoena, order, process or request, and prior to making any disclosures in response thereto, notify the other party in accordance with Paragraph 17 hereof, of the service of such documents or requests. Notwithstanding anything to the contrary in the foregoing, to the extent this Agreement is publicly filed with the U.S. Securities and Exchange Commission (“S.E.C.”), the confidentiality provisions of this Section 4(A) shall no longer apply.

(B)
The Parties agree that, notwithstanding the termination of the Employment Agreement, Glimcher will continue to be bound by the provisions set forth in Paragraph 7(a). The Parties also agree that, notwithstanding the termination of the Employment Agreement, Glimcher will continue to be bound by the provisions set forth in Paragraphs 7(b) and 7(c) of the Employment Agreement for a period of one year from the Separation Date; and provided, however, that nothing shall prohibit Glimcher from reporting possible violations of federal law.

(C)
The Parties acknowledge and agree that, notwithstanding the termination of the Employment Agreement, they will each continue to be bound by the provisions set forth in Paragraphs 7 (d) of the Employment Agreement.

(D)
Notwithstanding anything to the contrary in this Paragraph 5, it shall not be a violation of the confidentiality provisions of Paragraph 5(A) or the non-disparagement provisions of Paragraph 7(d) of the Employment Agreement for the Company to (i) file a Form 8-K with the Securities and Exchange Commission (the “SEC”) and disseminate a press release containing a description of this Agreement and the subject hereof consistent with the terms of this Agreement; and (ii) include disclosure in other filings with the SEC, make statements as required by law or regulatory authority and in each case, consistent with the disclosure set forth in such Form 8-K and press release and (iii) have meetings and conversations with securities analysts and investment bankers at which this Agreement and the subject matter hereof may be discussed, provided that any statements regarding this Agreement and the subject matter hereof made by WPG are consistent with the disclosure set forth in such Form 8-K and press release. The form of the press release is attached as Exhibit 1 hereto. The Company will provide Glimcher an opportunity to review and comment on the Form 8-K, however, the ultimate decision on the disclosure included in the Form 8-K shall be determined by WPG in consultation with its counsel, provided that the disclosure of matters relating to Glimcher or this Agreement shall be limited to (i) the representations set forth in Section 4(A) as stated therein and (ii) not be inconsistent with the disclosure in the press release. Except as set forth in this Paragraph 5, none of the Company, the Company Parties or Glimcher shall make any other disclosure or statement relating to this Agreement or its subject.

6.	Indemnification. The Parties agree that, notwithstanding the termination of the Employment Agreement, the Company will continue to be bound by Paragraph 2(ix) of the Employment Agreement.

7.
Attorneys’ Fees & Costs. Notwithstanding any agreement between the Parties to the contrary, WPG and Glimcher agree that each party is responsible for their own attorneys’ fees and costs incurred in connection with the preparation, negotiation, and/or execution of this Agreement; provided that WPG will reimburse Glimcher for up to $10,000 of actual legal fees incurred upon submission of an invoice. However, in any dispute between the Parties concerning an alleged breach of this Agreement, the prevailing party shall be awarded, by a Court of competent jurisdiction, an award of reasonable attorneys’ fees and costs.

8.
Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assigned by any parties without the written consent of the other parties.

9.
Severability. If any term, provision, covenant or restriction contained in this Agreement, or any part thereof, is held by a court of competent jurisdiction, or any foreign, federal, state, county or local government, or any other governmental, regulatory, or administrative agency, authority, or arbitration panel, to be invalid, void, unenforceable, or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions in this Agreement shall remain in full force and effect.

10.
Waiver. A waiver by either of the Parties with respect to a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver, or estoppel, of any subsequent breach by that party. No waiver shall be valid unless in writing and signed by the party against whom such waiver is claimed.

11.	Governing Law & Interpretation. This Agreement shall be governed by and construed under the laws of the State of Ohio, without regard to its conflicts of law principles.

12.
Choice of Forum. In the event of a dispute with respect to the terms and/or conditions of this Agreement, or the breach or enforcement thereof, the Parties agree to submit to the exclusive jurisdiction of the state and federal courts sitting in Columbus, Ohio.

13.
No Admission of Liability. The Parties understand and agree that by entering into this Agreement neither of the Parties admits any liability whatsoever to the other. While this Agreement resolves all issues between Glimcher and the Glimcher Parties, on the one hand, and the Company and the Company Parties, on the other hand, it does not constitute an admission by any of them. Glimcher and the Glimcher Parties each expressly deny, that any of them violated the terms of the Employment Agreement, the terms of the Severance Benefits Agreement or any federal, state, or local law, ordinance, rule or regulation, or any of its internal policies or procedures. The Company and the Company Parties each expressly deny, that any of them violated the terms of the Employment Agreement, the terms of the Severance Benefits Agreement or any federal, state, or local law, ordinance, rule or regulation, or any of its internal policies or procedures.

14.
Entire Agreement; Modification; Binding Effect. Except as set forth herein, this Agreement sets forth the entire agreement between Glimcher, on the one hand, and WPG, on the other hand, concerning its subject matter and supersedes the terms of any other representation, promise, discussion, understanding or agreement (whether oral or written) between the Parties concerning the subject matter of this Agreement. Glimcher acknowledges and agrees that, in executing this Agreement, he has not relied on any representation, promise, discussion, understanding or agreement of any kind other than those set forth in this Agreement.

15.
Signatories’ Authority. WPG represents and warrants that the person affixing its signature to this Agreement has the authority to enter into this Agreement on behalf of WPG. Glimcher represents and warrants that he has the authority to enter into this Agreement.

16.
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original for all purposes. All counterparts shall be construed together and shall constitute one agreement, and facsimile/pdf copies of signatures on this Agreement will be deemed originals.

17.
Notices. Any demand, request or notice (collectively “Notice”) served pursuant to this Agreement, must be in writing and served either personally, or by both regular and certified mail, return receipt requested, on the Parties at the following addresses (or at such different addresses as the Parties may designate):

i.	Notice to Glimcher:
Michael Glimcher
216 South Columbia Avenue
Bexley, Ohio 43209-1624

With a copy to:
Zeiger, Tigges & Little LLP
3500 Huntington Center
41 South High Street
Columbus, Ohio 43215
Attention: John W. Zeiger, Esq.
Email: zeiger@litohio.com; and

ii.	Notice to WPG:
WP Glimcher Inc.
180 East Broad Street
Columbus, Ohio 43215
Attention: General Counsel
Facsimile: (614) 621-8863

18.	Section Headings. Section Headings in this Agreement are included for convenience of reference only and shall not be a part of this Agreement for any other purpose.

19.
Joint Draft. The Parties each participated in the drafting of this Agreement after consulting with counsel. Therefore, the language of this Agreement shall not be presumptively construed in favor of or against either of the Parties.

20.
Opportunity for Review. Glimcher represents and warrants that he: (i) understands that he is entitled to at least twenty-one (21) days in which to consider this Agreement and has had sufficient opportunity to consider this Agreement; (ii) has read this Agreement; (iii) understands all the terms and conditions hereof; (iv) is not incompetent and has not had a guardian, conservator or trustee appointed for him; (v) has entered into this Agreement of his own free will and volition; (vi) has duly executed and delivered this Agreement; (vii) has had the opportunity to review this Agreement with counsel of his choice or has chosen voluntarily not to do so; and (viii) understands that this Agreement is valid, binding and enforceable against the parties hereto in accordance with its terms.

21.
Revocation. This Agreement shall become effective as of the date of this Agreement (the “Effective Date”). After the Effective Date, Glimcher shall have seven (7) days (the “Revocation Period”) to revoke this Agreement, in writing, by delivering such written revocation to WPG c/o General Counsel, on or before the seventh (7th) day after the Effective Date. If the last day of the Revocation Period falls on a Saturday, Sunday or national holiday, the last day of the Revocation Period will be deemed to be the next business day.

22.
Transfer of Accounts: WPG agrees to reasonably assist and cooperate with the transfer and/or conversion of any vested and accrued benefits or payments, including but not limited to any 401k accounts, employee stock plan accounts, and life insurance policies. WPG further agrees to provide information and forms to Glimcher to enable him to seek to elect and continue coverage and participation in WPG’s group health insurance plan, as provided under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

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IN WITNESS WHEREOF, the Parties hereto have entered into and executed this Agreement as of the date below their respective signatures.

BY SIGNING THIS AGREEMENT THE UNDERSIGNED ACKNOWLEDGES THE FOLLOWING:

1.	I HAVE READ AND UNDERSTAND THIS AGREEMENT;

2.	I HAVE TAKEN THE TIME NECESSARY TO REVIEW THIS AGREEMENT IN ITS ENTIRETY AND FULLY UNDERSTAND THIS AGREEMENT;

3.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY OF MY CHOOSING REGARDING THE EXECUTION OF THIS AGREEMENT; AND

4.	I FULLY UNDERSTAND THIS AGREEMENT, ACCEPT IT, AGREE TO IT, AND AGREE THAT IT IS FULLY BINDING UPON ME FOR ALL PURPOSES; AND

5.
I HAVE ELECTED TO EXECUTE THIS AGREEMENT TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO HAVE WPG PAY ME THE CONSIDERATION REFERRED TO IN THIS AGREEMENT, AND I FREELY AND KNOWINGLY ENTER INTO THIS AGREEMENT, AFTER DUE CONSIDERATION, INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS I HAVE OR MAY HAVE AGAINST THE RELEASED PARTIES UP TO THE PRESENT.

Dated: June 20, 2016		/s/ Michael P. Glimcher
MICHAEL P. GLIMCHER

Dated: June 20, 2016		WP GLIMCHER INC.

/s/ Robert P. Demchak
	By:	Robert P. Demchak
	Title:	EVP, General Counsel and Secretary

Exhibit 1

NEWS RELEASE

WP Glimcher Announces Leadership Transition and Proposed Corporate Change of Name

▪	Resignation of Michael P. Glimcher as Vice Chairman, Chief Executive Officer and Director

▪	Louis G. Conforti to serve as Interim CEO

▪	Robert J. Laikin to serve as non-executive Chairman of the Board of Directors

▪	Robert P. Demchak appointed Executive Vice President, General Counsel and Corporate Secretary

▪	John F. Levy and John F. Dillon to join the Board of Directors

▪	Niles C. Overly resigns as a member of the Board of Directors

▪	Proposed Corporate Name Change to Washington Prime Group Inc.

COLUMBUS, OH - June 20, 2016 - WP Glimcher Inc. (NYSE: WPG), a premier retail real estate investment trust specializing in the ownership, management and development of shopping centers, today announced the following leadership changes to the Executive team and Board of Directors, as well as the proposed change of the Company’s name to Washington Prime Group Inc. The Company expects to take a charge associated with the management changes and investigation of strategic alternatives in the second quarter of 2016.

Resignation of Michael P. Glimcher as Vice Chairman, Chief Executive Officer and Director

On June 20, 2016, Michael P. Glimcher resigned from his positions as Chief Executive Officer of the Company and Vice Chairman of the Board and also resigned from the Board effective immediately.

Appointment of Louis G. Conforti as Interim Chief Executive Officer of the Company

On June 20, 2016, the Board appointed Mr. Louis G. Conforti, a current director of the Company, as Interim Chief Executive Officer. Mr. Conforti will remain as a member of the Board.

Lou Conforti stated: “During the next few months, the focus is straightforward: maximize current cash flow of the Company which involves traditional and innovative leasing as well as reducing G&A. In addition, an evaluation as it relates to the Company’s portfolio composition is to be undertaken. The bottom line is that we’ll be rolling up our sleeves and concentrating on the basics of our business.”

About Lou Conforti

Louis G. Conforti, 51, became a director of the Company on May 27, 2014. Since April 2014, Mr. Conforti has been a Principal/Executive Director of Colony Capital, Inc. as the Global Head of Strategy as well as focusing on publicly traded investing. Since December 2013, Mr. Conforti was Managing Director of Balyasny Asset Management LP, an alternative investment manager firm. Prior, Mr. Conforti was Global Head of Real Estate for UBS O’Connor, the alternative investment management division of UBS AG, a financial services firm, from October 2008 to November 2013. During that time, he also served as Senior Portfolio Manager of O’Connor Colony Property Strategies, a partnership with Colony Capital LLC. Previously, he was Managing Director and Head of Real Estate Investments at the hedge fund firm of Stark Investments, from January 2005 to October 2008. His predecessor real estate hedge fund, The Greenwood Group, was acquired by Stark Investments in January 2005. Mr. Conforti served as Co President and Chief Financial Officer of Prime Group Realty Trust, a publicly traded office and industrial property real estate investment trust, from June 2000 to October 2003, as its Executive Vice President Capital Markets, from June 1988 to November 1999, and as its Senior Vice President Capital Markets, from June 1998 to November 1999. Prior to that, Mr. Conforti worked at the investment banking firms of CIBC World Markets and Alex. Brown & Sons within their real estate investment banking and capital markets divisions.

Appointment of Robert P. Demchak as Executive Vice President, General Counsel and Corporate Secretary

On June 16, 2016, the Board appointed Robert P. Demchak as Executive Vice President, General Counsel and Corporate Secretary of the Company.

Changes in the Composition of the Board of Directors

On June 20, 2016, the Board appointed Mr. Robert J. Laikin, a current director of the Company, as non-executive Chairman of the Board.

In connection with becoming the Chairman of the Board, Mr. Laikin’s role as Lead Independent Director has been eliminated. Mr. Laikin will continue to serve on the Governance and Nominating and Compensation Committees of the Board.

Mr. Mark S. Ordan will remain as a director of the Company.

On June 20, 2016, the Board appointed Mr. John F. Levy and Mr. John F. Dillon as directors. The Board appointed Mr. Levy as Chair of the Company’s Audit Committee and as a member of the Governance and Nominating Committee and Mr. Dillon as Chair of the Company’s Compensation Committee and as a member of the Audit Committee.

On June 20, 2016, Niles C. Overly resigned from the Board.

The Board now consists of five independent members: Messrs. Laikin, Dillon and Levy, Ms. Jackie R. Soffer and Mr. Marvin L. White, as well as Messrs. Conforti and Ordan.

Ms. Soffer will continue to serve as Chair of the Governance and Nominating Committee and as a member of the Compensation Committee and Mr. White will continue to serve as a member of the Audit and Governance and Nominating Committees.

Proposed Name Change to Washington Prime Group Inc.

The Company will include a proposal to change its name to Washington Prime Group Inc. at its annual meeting of shareholders scheduled to be held on August 30, 2016. The branding change will take place over the next several months.

Contacts
Lisa A. Indest, CAO & Senior VP, Finance, 614.887.5844 or lisa.indest@wpglimcher.com
Kimberly A. Green, Director of Investor Relations, 614.887.5647 or kim.green@wpglimcher.com

About WP Glimcher
WP Glimcher Inc. is a retail REIT and a recognized leader in the ownership, management, acquisition and development of retail properties, including mixed-use, open-air and enclosed regional malls as well as community centers. The Company currently owns a material interest in and manages 118 shopping centers totaling more than 67 million square feet diversified by size, geography and tenancy. WP Glimcher combines a national real estate portfolio with an investment grade balance sheet, leveraging its expertise across the entire shopping center sector to increase cash flow through rigorous management of assets and provide new opportunities to retailers looking for growth throughout the U.S. WP Glimcher® is a registered trademark of the Company. Learn more at www.wpglimcher.com.

Regulation Fair Disclosure (FD)
The Company routinely posts important information online on the investor relations website, www.investor.wpglimcher.com. The Company uses this website, press releases, SEC filings, conference calls, presentations and webcasts to disclose material, non-public information in accordance with Regulation FD. The Company encourages members of the investment community to monitor these distribution channels for material disclosures. Any information accessed through the Company’s website is not incorporated by reference into, and is not a part of, this document.

Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which represent the current expectations and beliefs of management of WP Glimcher Inc. (“WPG”) concerning the proposed transactions, the anticipated consequences and benefits of the transactions and the targeted close date for the transactions, and other future events and their potential effects on WPG, including, but not limited to, statements relating to anticipated financial and operating results, the company’s plans, objectives, expectations and intentions, cost savings and other statements, including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions. Such statements are based upon the current beliefs and expectations of WPG’s management, and involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of WPG to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, without limitation: the ability to satisfy the conditions to transactions on the proposed terms and timeframe; the possibility that the transactions do not close when expected or at all; the ability to finance the transactions; the effect of the announcement of transaction(s) on the WPG’s relationships with their respective tenants, lenders or other business parties or on their operating results and businesses generally; changes in asset quality and credit risk; ability to sustain revenue and earnings growth; changes in political, economic or market conditions generally and the real estate and capital markets specifically; the impact of increased competition; the availability of capital and financing; tenant or joint venture partner(s) bankruptcies; the failure to increase mall store occupancy and same-mall operating income; risks associated with the acquisition, development, expansion, leasing and management of properties; risks related to the January 2015 merger with Glimcher Realty Trust (“Glimcher”), including the ability to fully and effectively integrate WPG’s business with that of Glimcher; changes in market rental rates; trends in the retail industry; relationships with anchor tenants; risks relating to joint venture properties; costs of common area maintenance; competitive market forces; the level and volatility of interest rates; the rate of revenue increases as compared to expense increases; the financial stability of tenants within the retail industry; the restrictions in current financing arrangements or the failure to comply with such arrangements; the liquidity of real estate investments; the impact of changes to tax legislation and WPG’s tax positions; failure to qualify as a real estate investment trust; the failure to refinance debt at favorable terms and conditions; loss of key personnel; material changes in the dividend rates on securities or the ability to pay dividends on common shares or other securities; possible restrictions on the ability to operate or dispose of any partially-owned properties; the failure to achieve earnings/funds from operations targets or estimates; the failure to achieve projected returns or yields on development and investment properties (including joint ventures); expected gains on debt extinguishment; changes in generally accepted accounting principles or interpretations thereof; terrorist activities and international hostilities; the unfavorable resolution of legal proceedings; the impact of future acquisitions and divestitures; assets that may be subject to impairment charges; significant costs related to environmental issues; and other risks and uncertainties, including those detailed from time to time in WPG’s statements and periodic reports filed with the Securities and Exchange Commission, including those described under “Risk Factors”. The forward-looking statements in this communication are qualified by these risk factors. Each statement speaks only as of the date of this press release and WPG undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. Actual results may differ materially from current projections, expectations, and plans, if any. Investors, potential investors and others should give careful consideration to these risks and uncertainties.